# CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is entered into and effective as of May 25, 2017 (the "Effective Date") by and between J. Michael Edwards dba J. Michael Edwards, LLC (the "Consultant") and bioAffinity Technologies, Inc. (the "Company").

## RECITALS

**A.** The Company is a privately held in-vitro diagnostics company that develops assays, or tests, to detect cancer at the molecular level.

**B.** The Company wishes to retain the Consultant, and the Consultant wishes to be retained by the Company to provide the Services as defined below.

**NOW, THEREFORE,** for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant agree as follows:

## AGREEMENT

**1. Term.** The Company engages the Consultant and the Consultant accepts this appointment with the Company from the Effective Date until December 31, 2017 (the "Term") or such earlier date as it may be terminated pursuant to Section 5.

**2. Duties of Consultant.** The Consultant agrees to perform the consulting services (the "Services") set forth on ***Exhibit "A"*** to this Agreement and made a part of it. ***Exhibit A*** outlines the scope of Services to be performed and may be amended from time to time as mutually agreed to by the Company and Consultant. The Consultant will determine the method, details and means of performing the Services. The Consultant may, at the Consultant's own expense, and with approval by the Company, use employees or other subcontractors to assist the Consultant with the performance of the Services.

***3.*** **Compensation.** As compensation for the Services, the Company shall pay to the Consultant the compensation as provided for on ***Exhibit "B."***

**4. Proprietary Information and Nondisclosure.**

**4.1 Property Belonging to Company.** The Consultant agrees that all developments, ideas, compounds, improvements, discoveries, apparatus, practices, processes, methods, concepts and products (collectively the "Inventions") developed by the Consultant during the term of this Agreement are the exclusive property of the Company and shall belong to the Company. The Consultant agrees to assign the Inventions to the Company, *provided, however,* notwithstanding the foregoing, the Consultant shall not be required to assign its rights in any invention which the Consultant developed entirely on its own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

(i) Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or

(ii) Result from any work performed by the Consultant for the Company.

The Consultant understands that it bears the full burden of proving to the Company that an Invention to be excluded qualifies fully under this section 4.1 as provided for in ***Exhibit C***.

**4.2 Access to Confidential Information.** The Consultant agrees that during the term of the business relationship between the Consultant and the Company, the Consultant will have access to and become acquainted with confidential proprietary information ("Confidential Information") which is owned by the Company and is regularly used in the operation of the Company's business. The Consultant agrees that the term "Confidential Information" as used in this Agreement is to be broadly interpreted and includes (i) information that has, or could have, commercial value for the business in which the Company is engaged, or in which the Company may engage at a later time, and (ii) information that, if disclosed without authorization, could be detrimental to the economic interests of the Company. The Consultant agrees that the term "Confidential Information" includes, without limitation, any patent, patent application, compounds and formulations, copyright, trademark, trade name, service mark, service name, "know-how," negative "know-how," trade secrets, customer and supplier identities, characteristics and terms of agreement, details of customer or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisitions plans, science or technical information, ideas, discoveries, designs, computer programs (including source codes), financial forecasts, unpublished financial information, budgets, processes, procedures, formulae, improvements or other proprietary or intellectual property of the Company, whether or not in written or tangible form, and whether or not registered, and including all memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The Consultant acknowledges that all Confidential Information, whether prepared by the Consultant or otherwise acquired by the Consultant in any other way, shall remain the exclusive property of the Company.

**4.3 No Unfair Use by Consultant.** The Consultant promises and agrees that the Consultant (which shall include its employees and contractors) shall not misuse, misappropriate, or disclose in any way to any person or entity, any of the Company's Confidential Information, either directly or indirectly, nor will the Consultant use the Confidential Information in any way or at any time except as required in the course of the Consultant's business relationship with the Company. The Consultant agrees that the sale or unauthorized use or disclosure of any of the Company's Confidential Information constitutes unfair competition. The Consultant promises and agrees not to engage in any unfair competition with the Company and will take measures that are appropriate to prevent its employees or contractors from engaging in unfair competition with the Company. Additionally, in connection with providing the Services, Consultant agrees to only disclose Confidential Information to its officers, employees, contractors, and consultants who have a legitimate need to know of such Confidential Information and who are contractually obligated confidentiality through a written agreement with Consultant relating to Confidential Information.

**4.4 Further Acts.** The Consultant agrees that, at any time during the Term of this Agreement, upon the request of the Company and without further compensation, but at no expense to the Consultant, the Consultant shall perform any lawful acts, including the execution of papers and oaths and the giving of testimony, that in the opinion of the Company, its successors or assigns, may be necessary or desirable in order to obtain, sustain, reissue and renew, and in order to enforce, perfect, record and maintain, patent applications and United States and foreign patents on the Company's inventions, and copyright registrations on the Company's inventions.

**4.5 Obligations Survive Agreement.** The Consultant's obligations under this Section 4 shall survive the expiration or termination of this Agreement for a period of five (5) years.

**4.6 Consultants Inventions and Ideas.** In addition to the obligations contained in this Section 4, Consultant further agrees to the terms and conditions contained on ***Exhibit C***.

## 5. Termination.

**5.1 Termination on Default.** Should either party default in the performance of this Agreement or materially breach any of its provisions, the non-breaching party may terminate this Agreement by giving written notification to the breaching party. Termination shall be effective immediately on receipt of said notice. For purposes of this section, material breaches of this Agreement shall include, but not be limited to, (i) the failure by the Company to pay the compensation set forth in section 3 above; (ii) the willful breach or habitual neglect by the Consultant of the duties which it is required to perform under the terms of this Agreement; (iii) the Consultant's commission of acts of dishonesty, fraud, or misrepresentation; (iv) the failure by the Consultant to conform to all laws and regulations governing the Consultant's duties under this Agreement; or (v) the commission by the Consultant of any act that tends to bring the Company into public scandal or which will reflect unfavorably on the reputation of the Company.

**5.2 Termination on Notice.** Either party may terminate this Agreement at any time by giving thirty (30) days written notice to the other party.

**5.3 Automatic Termination.** This Agreement terminates automatically on the occurrence of any of the following events: (i) the bankruptcy or insolvency of either party; (ii) the death or disability of the Consultant; or (iii) the expiration of the Term.

**5.4 Return of Company Property.** Upon the termination or expiration of this Agreement, the Consultant shall immediately transfer to the Company all files (including, but not limited to, electronic files), records, documents, drawings, specifications, equipment and similar items in its possession relating to the business of the Company or its Confidential Information (including the work product of the Consultant created pursuant to this Agreement).

**5.5 Survival Upon Termination**. Notwithstanding any termination of this Agreement pursuant to Section 5, the Proprietary Information and Nondisclosure obligations of Consultant pursuant to Section 4 shall survive the expiration or termination of this Agreement for a period of five (5) years

**6. Status of Consultant.** The Consultant understands and agrees that its employees are not employees of the Company and that its employees shall not be entitled to receive employee benefits from the Company, including, but not limited to, sick leave, vacation, retirement, death benefits, or an automobile. The Consultant shall be responsible for providing, at the Consultant's expense and in the Consultant's name, disability, worker's compensation or other insurance as well as licenses and permits usual or necessary for conducting the Services. Furthermore, the Consultant shall pay, when and as due, any and all taxes incurred as a result of the Consultant's compensation hereunder, including estimated taxes, and shall provide the Company with proof of said payments, upon demand. The Consultant hereby agrees to indemnify the Company for any claims, losses, costs, fees, liabilities, damages or injuries suffered by the Company arising out of the Consultant's breach of this section.

**7. Representations by Consultant.** The Consultant represents that the Consultant has the qualifications and ability to perform the Services in a professional manner, without the advice, control, or supervision of the Company. The Consultant shall indemnify, defend, and hold harmless the Company, and the Company's officers, directors, and shareholders from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including, without limitation, interest, penalties, and reasonable attorney fees and costs, that the Company may incur or suffer and that arise, result from, or are related to any breach or failure of the Consultant to perform any of the representations, warranties and agreements contained in this Agreement.

**8. Business Expenses.** The Company shall reimburse the Consultant for all reasonable business expenses incurred by the Consultant, provided that each such expenditure qualifies as a proper deduction on the Company's federal and state income tax return. Each such expenditure shall be reimbursable only if the Consultant furnishes to the Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of that expenditure as an income tax deduction. Notwithstanding the forgoing, any expense in excess of $50 or expenses in the aggregate that exceed $100 per calendar month must be pre-approved in writing to qualify for reimbursement.

**9. Indemnification.**

**9.1 Consultant.** Consultant shall indemnify and hold harmless the Company, its affiliates, directors, officers, managers, agents, attorneys and employees against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses or disbursement in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which the Company is a party), directly or

indirectly, caused by, relating to, based upon or arising out of or in connection with (i) any breach of this Agreement by Consultant, (ii) any willful misconduct or gross negligence by Consultant, or (iii) any act by Consultant that is outside the scope of his authority hereunder.

**9.2 Company.** The Company shall indemnify, defend and hold harmless Consultant from and against any claims, losses, liabilities, damages, fines, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts (collectively, "Claims") arising from all claims, demands, actions, suits or proceedings, by any third party whether civil, criminal, administrative or investigative, in which Consultant may be involved, or threatened to be involved, as a party or otherwise arising out of or resulting from (i) any breach by Company of this Agreement, (ii) any action or omission by the Company except claims, losses or liabilities involving Consultant's gross negligence or willful misconduct, and (iii) any third party claims arising out of, in connection with the performance of Consultant's responsibilities under this Agreement. The Company shall have the right to assume the defense of any Claims subject to indemnification, in which case Consultant shall not be entitled to indemnification in respect of any legal fees or expenses incurred after the date that the Company exercises such right. Consultant agrees to provide prompt written notice to the Company of any Claims subject to indemnification.

**10. <u>Notices.</u>** Unless otherwise specifically provided in this Agreement, all notices or other communications (collectively and severally called "Notices") required or permitted to be given under this Agreement, shall be in writing, and shall be given by: (A) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (B) by telegraph or by private airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency), or (C) by electronic or facsimile or telephonic transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of Notice shall be deemed delivered upon confirmed transmission or confirmation of receipt). Notices shall be deemed given, if provided subject to this Section 9, to any of the following:

If to the Company:

bioAffinity Technologies, Inc.
Attn: Maria Zannes
10422 Huebner Road, Ste 2502
San Antonio, TX 78240
Phone Number: (505) 400-9747
Email: mz@bioaffinitytech.com

If to the Consultant:

J. Michael Edwards, LLC Michael
Edwards
30907 Keeneland Drive
Fair Oaks Ranch, TX 78015 Phone
Number: (210) 602-2663
Email: jmichaeledwardsllc@gmail.com

Either party may specify new contact information for Notice pursuant to a specification of such in a Notice hereunder.

**10.** **Choice of Law and Venue.** This Agreement shall be governed according to the laws of the state of Texas. For purposes of determining venue, the parties acknowledge that this Agreement is entered into in Bexar County, Texas.

**11.** **Entire Agreement.** This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the services to be rendered by the Consultant to the Company and contains all of the covenants and agreements between the parties with respect to the Services to be rendered by the Consultant to the Company in any manner whatsoever. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which is not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

**12.** **Arbitration.** The parties hereby agree that all controversies, claims and matters of difference shall be resolved by binding arbitration before the American Arbitration Association (the "AAA") located in Texas according to the rules and practices of the AAA from time-to-time in force; *provided however* that the parties hereto reserve their rights to seek and obtain injunctive or other equitable relief from a court of competent jurisdiction, without waiving the right to compel such arbitration pursuant to this section. The arbitrator shall apply Texas law in rendering a decision.

**13.** **Severability.** If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

**14. Preparation of Agreement.** It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself or himself of same. In light of these facts it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

**17. No Assignment of Rights or Delegation of Duties by Consultant; Company's Right to Assign.** The Consultant's rights and benefits under this Agreement are personal to it and therefore no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer. The Company may assign its rights and delegate its obligations under this Agreement to any other person or entity.

**18. Counterparts.** This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto. Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto by having attached to it one or more additional signature pages.

**19. Electronically Transmitted Documents**. If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

**20. Authority.** The persons signing this Agreement on behalf of the Company and Consultant, respectively, have full right, power, legal capacity and authority to execute this Agreement.

***[Remainder of Page Intentionally Left Blank]***

**WHEREFORE,** the parties have executed this Agreement on the date first written above.

**CONSULTANT**
J. Michael Edwards, LLC

By: J. Michael Edwards
Principal

**COMPANY**
bioAffinity Technologies, Inc.

By: Maria Zannes

**EXHIBIT A**

## SERVICES

Consultant shall provide the following services:

- Consultant CFO services including implementation and oversight of control environment to provide for periodic financial reporting
- Commercial insurance: manage relationship with broker and maintain updated and appropriate coverage
- Support anticipated closing of Company financings, including application and presentation for ETF/CPRIT funding
- Manage and control company's equity transactions, accounting and reporting
- Financial Projections: model valuation projections under various marketing scenarios in support of business development activities. Revenue forecasts to facilitate financial projections.
- Other activities as agreed between Consultant and Company management.

**J. Michael Edwards, LLC**
30907 Keeneland Drive
Fair Oaks Ranch, Texas 78015
(210) 602-2663

October 20, 2021

Maria Zannes
bioAffinity Technologies, Inc.
President and Chief Executive Officer

San Antonio, Texas 78240

Re: Amendment No. 3 to Consulting Agreement

Dear Ms. Zannes:

This letter confirms our mutual understanding and agreement concerning an amendment to be made effective October 20, 2021 with respect to that certain Consulting Agreement with an Effective Date of May 25, 2017 by and between bioAffinity Technologies, Inc. ("bioAffinity") and J. Michael Edwards, LLC ("Consultant") and the related Exhibits, together, the "Consulting Agreement" and a certain Stock Option Agreements between J. Michael Edwards and bioAffinity dated November 20, 2017, February 25, 2019, February 5, 2020 and July 27, 2021 (the "Stock Option Agreements"), together, the "Agreements". All capitalized terms not otherwise defined herein are defined in the Agreements.

The Consulting Agreement is hereby amended as follows:

1. Duties of Consultant set forth in Section 2 is amended as follows:

   **Duties of Consultant.** The Consultant agrees to perform the consulting services (the "Services") set forth on Exhibit "A" to this Agreement and made a part of it. Exhibit A outlines the scope of Services to be performed and may be amended from time to time as mutually agreed to by the Company and Consultant. The Consultant will determine the method, details and means of performing the Services. The Consultant may, with prior approval by the Company, use employees or other subcontractors to assist the Consultant with the performance of the Services.

2. Compensation set forth in Section 3 is hereby amended by addition of a new Exhibit B (attached hereto) that sets forth Compensation for Services as a revised hourly rate.

3. Except as amended hereby, the Agreements remain in full force and effect.

If the foregoing accurately reflects your understanding as to these matters, please indicate your agreement in the space provided below, and return one fully executed original to me.

Best regards,

J. Michael Edwards, LLC

By: J. Michael Edwards
Principal

Acknowledged and agreed to by:

bioAffinity Technologies, Inc.

By: Maria Zannes
President & Chief Executive Officer

**EXHIBIT B**
**COMPENSATION**

As compensation for the Services rendered by Consultant:

Consultant shall bill the Company at a rate of $200.00 per hour. Should the Consultant use employees or subcontractors to assist the Consultant with the performance of the Services, the Consultant shall bill the Company at a rate of $75.00 per hour. Invoices will be supplied promptly to the Company on the last day each calendar month, or in any event no later than the tenth (10) day of the month following the month in which the work was performed. Payment will be net ten (10) days after Company's receipt of invoice that meets the specifications of this Agreement for Consultant's services. All invoices shall be submitted directly to the Company at the address noted above.

If this Agreement is terminated by any of the methods of termination provided for in the Agreement, any unvested shares will be forfeited and cancelled as of the date of termination.